Exhibit 10.1

February 7, 2011

Alain Grandmont

Re: Employment agreement between Alain Grandmont and AbitibiBowater Inc.

Dear Alain,

This letter will serve to confirm your new position of Senior Vice President, Human Resources and Public Affairs in the post-emergence AbitibiBowater Inc.

The terms and conditions of your employment are as follows:

Location:	Montreal, Quebec, Canada

Effective date:	January 17, 2011

Compensation:	Your annual base salary will be US$361,000.

Short-Term Incentive Plan (STIP):	You will be eligible to participate in a short-term incentive plan for the year 2011 with a target level of 100% of base salary. Please refer to the documentation enclosed.

Long-Term Incentive Plan (LTIP):	You will be eligible to participate in the Company’s long-term incentive plan and to receive grants under such plan, as determined by the Board of Directors from time to time, at its discretion. For 2011, you will be eligible to an annual grant equivalent to 125% of your annual base salary. The LTIP plan will be available shortly.

Other benefits:

As per policy, you will maintain participation in various benefit plans such as group insurance and vacation.

Defined Contributions (DC) retirement program for executive employees:

As regards pension benefits, you will maintain your participation in the new Company’s defined contributions (DC) retirement programs for executive employees at the following levels of contribution:

Employee Contributions	Company Contributions
5% of eligible earnings*	20.5% of eligible earnings

*	Up to the US compensation limit

At retirement or termination, lump sums will continue to be paid as per the plan text.

Please refer to the documentation enclosed.

Defined Benefits supplemental executives retirement plan (DB SERP):

Provided you waive all your SERP claims in the creditor protection proceedings, your SERP benefits accrued up to the date of emergence will be reinstated and fully recognized in new DB SERP put in place by the Company. As previously communicated, all defined benefits (DB) available under such new DB SERP have been frozen as of December 31, 2010. As regards your DB SERP, the Company intends to pay you such benefits as a lump sum (in two instalments) once you retire, unless and until these benefits have been secured as further described, in which case they would be paid in the form of monthly payments. The Company undertakes to put in place a letter of credit to guarantee a percentage of your DB SERP benefits corresponding to the weighted average solvency ratio of the Company’s registered defined benefit pension plans for its Canadian non union employees (the “Benchmark”) as of December 31, 2010. The percentage of your DB SERP guaranteed by letter of credit will be revised yearly and will be increased to reflect improvements to the Benchmark, in line with agreements reached with Ontario and Québec on pension relief measures.

Mercer will provide shortly an estimation of your DB SERP value as of December 31st, 2010.

Perquisite allowance:	You will also continue to be eligible for a perquisite allowance of US$12,000 per year as well as a complete annual medical examination.

Severance:

You will be covered by the Company’s severance policy for the Chief Executive Officer and his direct reports. Pursuant to this policy, you will be entitled to six weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and up to a maximum of 104 weeks. For a period of 12 months following a “change in control”, the severance pay is available in the event of involuntary termination or voluntary termination for a “good reason”. The emergence of the Company from creditor protection and all related transactions will not constitute a change in control for the purpose of this policy. Please refer to the documentation enclosed.

Prior agreements:

As previously communicated, all your pre-emergence management agreements with the Company have been rejected as of the date of emergence.

We are excited about the outlook of the newly emerged company and look forward to your continued leadership.

/s/ Richard Garneau
Richard Garneau
President and Chief Executive Officer

To indicate your acceptance of this employment offer, please sign in the space provided below and return an original to Julie McMahon by February 14, 2011.

I have read the present employment agreement and hereby accept the terms and conditions of my employment contract with AbitibiBowater Inc. as described herein.

/s/ Alain Grandmont	February 14, 2011
Alain Grandmont

Enclosures